                                                                   EXHIBIT 10.10

                             CONTRIBUTION AGREEMENT
                             ----------------------

     Contribution Agreement dated as of November 22, 1996 (the "AGREEMENT") by and among HLR Holdings Inc., a Delaware corporation ("HLR"), Roche Image Analysis Systems, Inc., a Delaware corporation and wholly owned subsidiary of HLR ("RIAS"), and AutoCyte, Inc., a Delaware corporation ("AUTOCYTE").

                                     RECITALS
                                     --------

     A. RIAS is presently engaged in the business of designing, testing, manufacturing, marketing and distributing cellular preparation, image processing and image analysis systems for use in clinical laboratory testing, especially as related to cancer diagnostics and prognostics (the "TRANSFERRED BUSINESS").

     B. In order to increase operational flexibility, maximize its ability to raise capital and otherwise better position itself to carry out its business objectives, RIAS proposes to restructure its operations by forming and initially capitalizing AutoCyte. RIAS and HLR wish to implement the proposed restructuring, which will become effective upon the Closing Date (as defined in Section 5), in part by entering into this Agreement with AutoCyte.

     C. In connection with the proposed restructuring, the parties hereto desire to exchange the Transferred Business and Contributed Assets (as defined in Section 1.1) for 7,500,000 shares of AutoCyte Common Stock, par value $.01 per share (the "COMMON STOCK").

     D. It is intended by the parties that the exchange qualify for tax-free treatment under [section]351 of the Internal Revenue Code of 1986, as amended.

                                     AGREEMENT
                                     ---------

     In consideration of the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.   Contribution of Assets.
     ----------------------

     1.1 CONTRIBUTED ASSETS. RIAS hereby contributes, conveys, transfers, assigns and delivers to AutoCyte, and AutoCyte accepts from RIAS, on the terms and subject to the conditions set forth in this Agreement, all of the properties, business and assets of the Transferred Business of every kind and description, real, personal or mixed, tangible and intangible, wherever located, whether or not appearing in the Balance Sheet (as defined in Section 6.6), including but not limited to the assets set forth or described on SCHEDULE 1.1 attached hereto, but excluding those assets of RIAS relating to the Transferred Business which are specifically identified on SCHEDULE 1.2 hereto (collectively, the "CONTRIBUTED

ASSETS"). Without limiting the generality of the foregoing, the Contributed Assets shall include the following:

          (a) All of RIAS's interest in and rights under all leases of real property and all improvements to and buildings thereon used in connection with the Transferred Business;

          (b) All machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, and other fixed assets used in connection with the Transferred Business;

          (c) All inventories of the Transferred Business, including without limitation, finished goods, work-in-progress and raw materials of the Transferred Business;

          (d) All receivables of the Transferred Business, including without limitation all trade accounts receivable arising from sales on inventory in the ordinary course of business, notes receivable and insurance proceeds receivable;

          (e) All of RIAS's interest in and rights under all service agreements, supply contracts, purchase orders, purchase commitments and leases of personal property made by RIAS in the ordinary course of business of the Transferred Business, all agreements to which RIAS is a party or by which it is bound relating to the Transferred Business and all other choses in action, causes of action and other rights of every kind of RIAS relating to the Transferred Business;

          (f) All operating data and records of RIAS relating to the Transferred Business, including without limitation financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (g) All of the proprietary rights of RIAS relating to the Transferred Business and the Contributed Assets, including without limitation all trademarks, trade names, patents, licenses thereof, patents applications, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes operating rights, other licenses and permits, and other similar intangible property and rights;

          (h) All prepaid and deferred items of RIAS relating to the Transferred Business, including without limitation prepaid rentals, taxes and unbilled charges and deposits relating to the operations of the Transferred Business; and

          (i) All of the intangibles of RIAS relating to the Transferred
Business.

     1.2 EXCLUDED ASSETS. Anything to the contrary in Section 1.1 notwithstanding, the Contributed Assets shall be exclusive of the assets (the "EXCLUDED ASSETS") of RIAS described on SCHEDULE 1.2 attached hereto.


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

2.   Assumption of Liabilities.
     -------------------------

     2.1 ASSUMED LIABILITIES. AutoCyte hereby assumes and agrees to pay, discharge and perform when lawfully due, only those liabilities, contracts, commitments and other obligations of the Transferred Business (i) reflected on the AutoCyte Opening Balance Sheet, as defined in Section 6.6 hereof (provided, however, that AutoCyte shall not assume any net increase in liabilities between those reflected under the column entitled "AUTOCYTE INC." on the Balance Sheet and those reflected on the AutoCyte Opening Balance Sheet in an aggregate amount in excess of $250,000, excluding for this purpose liabilities set forth on
SCHEDULE 2.1), or (ii) set forth in SCHEDULE 2.1, in each case as the same shall exist on the date hereof (collectively, the "ASSUMED LIABILITIES").

     2.2 NO EXPANSION OF THIRD PARTY RIGHTS. The (i) assumption by AutoCyte of the Assumed Liabilities as provided herein, and (ii) transfer thereof by RIAS shall in no way expand the rights or remedies of any third party against AutoCyte, RIAS or HLR as compared to the rights and remedies which such third party would have had against RIAS or HLR had AutoCyte not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by AutoCyte of the Assumed Liabilities shall not create any third party beneficiary rights.

3.   Delivery of AutoCyte Shares.
     ---------------------------

     3.1 AUTHORIZATION OF THE AUTOCYTE SHARES. AutoCyte has authorized the sale and issuance of Seven Million Five Hundred Thousand (7,500,000) shares of AutoCyte's Common Stock (the "SHARES") to RIAS.

     3.2 EXCHANGE PRICE. As consideration for the Contributed Assets, AutoCyte hereby delivers to RIAS the AutoCyte Shares, on the terms and subject to the conditions set forth in this Agreement.

4. DELIVERY OF RECORDS AND CONTRACTS. At the Closing, RIAS shall deliver or cause to be delivered to AutoCyte good and sufficient instruments of transfer transferring to AutoCyte title to all the Contributed Assets together with copies of all written leases, contracts, commitments and rights evidencing Contributed Assets and Assumed Liabilities, with those consents to assignment in accordance with Section 6.10 and SCHEDULE 6.10 hereof. The instruments of transfer referred to herein (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to AutoCyte and its counsel and RIAS and its counsel, and (c) shall effectively vest in AutoCyte good title to all of the Contributed Assets free and clear of all liens, restrictions and encumbrances, except as provided in Section 6.18(ii). RIAS shall also deliver to AutoCyte at the Closing all of RIAS's business records, books and other data relating to the Contributed Assets and the Transferred Business (except corporate records and

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other property of RIAS excluded under Section 1.2) and RIAS shall take all requisite steps to put AutoCyte in actual possession and operating control of the Contributed Assets and the Transferred Business.

5. CLOSING. The closing of the transactions contemplated hereby (the "CLOSING"), shall take place at the offices of Palmer & Dodge LLP at 10:00 a.m., local time, on November 22, 1996 or at such other place or such other time or date as the parties shall agree (the date of such Closing shall hereinafter be referred to as the "CLOSING DATE").

6.   Representations and Warranties of RIAS and HLR.
     ----------------------------------------------

     Except as disclosed in the DISCLOSURE SCHEDULE attached hereto, the section numbers of which correspond to the section numbers of this Agreement to which they refer, RIAS and HLR, jointly and severally, represent and warrant to AutoCyte as follows:

     6.1 ORGANIZATION AND QUALIFICATION. Each of RIAS and HLR is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. RIAS has qualified or is otherwise authorized to transact business as a foreign corporation in all jurisdictions (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on RIAS or its assets, properties, business, operations or condition (financial or otherwise). RIAS does not file and is not required to file any franchise, income or other tax returns in any other jurisdiction (in the United States or outside of the United States), other than its jurisdiction of incorporation and North Carolina, based upon the ownership or use of property therein or the derivation of income therefrom. RIAS does not own or lease real property in any jurisdiction (in the United States or outside the United States) other than in Europe and North Carolina.

     6.2 OUTSTANDING CAPITAL STOCK. RIAS is authorized to issue 1,000 shares of capital stock, $1.00 par value per share, of which 100 shares are issued and outstanding, none is held in its treasury and all are owned beneficially and of record by the HLR. No other class of capital stock of RIAS is authorized or outstanding. All of the issued and outstanding shares of RIAS's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares have been issued in violation of any federal or state law.

     6.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Each of RIAS and HLR has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the agreements contemplated hereby and to perform fully its respective obligations hereunder and thereunder, and this Agreement and the agreements contemplated hereby have been duly executed and delivered and constitute the valid and binding obligations of each of RIAS and HLR enforceable against them in accordance with

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their respective terms. RIAS has obtained the necessary approval of the holders of the outstanding capital stock of RIAS to the transactions contemplated hereby.

     6.4 SUBSIDIARIES AND OTHER AFFILIATES. RIAS does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other proprietary interest in, or is a party to a partnership or joint venture with, any other person.

     6.5 CHARTER AND BY-LAWS. RIAS has heretofore delivered to AutoCyte true and complete copies of its Certificate of Incorporation (certified by the Secretary of State of Delaware) and By-laws as in effect on the date hereof.

     6.6 FINANCIAL STATEMENTS. The unaudited balance sheet of RIAS as at October 25, 1996, and the related statement of operations for the month then ended, previously delivered to AutoCyte, fairly present in all material respects the financial condition of RIAS and the Transferred Business as at the most recent month and for the month then ended, in accordance with GAAP (except for the absence of footnotes thereto) consistently applied throughout the period covered thereby except to the extent otherwise disclosed in said financial statements and subject to normal year-end adjustments, none of which year-end adjustments will be material to the Transferred Business or the Contributed Assets except as described on SCHEDULE 6.6(a). The foregoing financial statements of RIAS as at October 25, 1996, and for the month then ended, are sometimes herein called the "FINANCIALS," the balance sheet included in the Financials is sometimes herein called the "BALANCE SHEET" and October 25, 1996 is sometimes herein called the "BALANCE SHEET DATE." The Balance Sheet also reflects certain adjustments and pro forma financial information in a form agreed upon by RIAS and AutoCyte. These adjustments include, but are not limited to, adjustments for certain assets and liabilities which are to be retained by RIAS, as more fully described in the "Accounting Adjustment Principles Summary" set forth on SCHEDULE 6.6(b). AutoCyte intends to cause information included in the Balance Sheet under the column entitled "AUTOCYTE INC." to be audited as of the Closing Date (the "AUTOCYTE OPENING BALANCE SHEET") by an accounting firm of AutoCyte's choice and RIAS and HLR agree to provide AutoCyte with such reasonable assistance as may be requested by AutoCyte in this regard. In the event that a comparison between the audited AutoCyte Opening Balance Sheet and the information included under the column "AUTOCYTE INC." of the Balance Sheet shows an increase in AutoCyte's net liabilities in excess of $250,000, excluding for this purpose those liabilities set forth on SCHEDULE 2.1 hereof, then RIAS shall reimburse AutoCyte in cash for such amount. In the event that there is a dispute among the parties and their respective accounting firms with respect to this balance sheet reconciliation and the parties are unable to resolve such dispute after good faith negotiations, then the parties agree that they shall cause their respective accounting firms to select a third independent accounting firm of national standing to review the AutoCyte Opening Balance Sheet and the matters in dispute and to report its conclusion with respect to such disputed matter. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally by RIAS and AutoCyte.


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     6.7 NO MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date (and with specific reference to information included in the Balance Sheet under the column "AUTOCYTE INC."),

          (a) there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of RIAS which either individually or in the aggregate materially and adversely affect the Contributed Assets or the Transferred Business, nor does RIAS or HLR know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the Contributed Assets or the Transferred Business, whether or not covered by insurance; and

          (b) RIAS has not, insofar as it relates to the Contributed Assets or the Transferred Business:

               (i) incurred any indebtedness for borrowed money, other than in the ordinary course of business in an amount not in excess of $25,000;

               (ii) declared or paid any dividend or declared or made any other distribution of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

               (iii) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

               (iv) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments to, or commitments to pay, persons made in the ordinary course of business, other than Jerome Racine, Keith Phillips and Gary Vega;

               (v) except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties, granted or suffered any lien or other encumbrance on any of the Contributed Assets; entered into or amended any contract or other agreement to which it is a party, or by or to which it or the Contributed Assets or Transferred Business are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

               (vi) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;


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               (vii) incurred any contingent liability as a guarantor or
          otherwise with respect to the obligations of others or cancelled any material debt or claim owing to, or waived any material right of, the Transferred Business;

               (viii) incurred any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Contributed Assets or Transferred Business; or

               (ix) made any change in accounting methods or practices, credit practices or collection policies used by the Transferred Business; and

          (c) RIAS has conducted the Transferred Business only in the ordinary course and consistently with its prior practices.

     6.8  Tax Matters. Except as described on Schedule 6.8:
          -----------                         --------

          (a) RIAS has paid or caused to be paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, "TAXES" or, individually, a "TAX") required to be paid by RIAS through the date hereof whether disputed or not. The provisions for Taxes reflected in the Financials are adequate to cover any and all Tax liabilities of RIAS in respect of its assets, properties, business and operations during the periods covered by said Financials and all prior periods. Neither RIAS nor HLR knows of any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted or threatened to be asserted against RIAS by any taxing authority.

          (b) RIAS has in accordance with applicable law timely filed all Tax reports or returns required to be filed by it through the date hereof. Each of the Tax reports and returns filed by RIAS correctly and accurately reflects the amount of its Tax liability for such period and other required information. There has not been any audit of any Tax return filed by RIAS and no audit of any Tax return of RIAS is in progress and RIAS has not been notified by any Tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax return was or is to be filed by RIAS is in force, and no waiver or agreement by RIAS is in force for the extension of time for the assessment or payment of any Tax. No claim has ever been made by an authority in a jurisdiction where RIAS does not file reports or returns that RIAS is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of RIAS that arose in connection with any failure (or alleged failure) to pay any Taxes. RIAS has never entered into a closing agreement pursuant to Section 7121 of the Code.

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          (c) RIAS has not agreed to, nor is RIAS required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. RIAS is not required to make any adjustments to its taxable income under Section 805(d) of the Tax Reform Act of 1986, Section 806(e) of the Tax Reform Act of 1986 or other similar provision of any tax act, including the Tax Reform Act of 1986, except for any changes required as a result of Section 803(d) of the Tax Reform Act of 1986 dealing with changes required as a result of the enactment of Section 263A of the Code.

          (d) RIAS is not and has not been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) filing a consolidated federal income tax return other than a group the common parent of which is Roche Holdings, Inc. (the "ROCHE GROUP"). RIAS has no liability for the taxes of any other member of the Roche Group by contract, including any tax sharing agreement, or as a result of joint and several liability arising out of consolidated tax filings. RIAS does not own, and has never owned, a direct or indirect interest in any trust, partnership, corporation or other entity and therefore AutoCyte is not acquiring from RIAS an interest in any entity.

          (e) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     6.9 Compliance with Laws.
         --------------------

          (a) Subject in each instance to exceptions which would not, either singly or in the aggregate, interfere in any material respect with the Contributed Assets or the Transferred Business: (i) RIAS is not in violation of any order, judgment, injunction, award or decree binding upon it or, to the best knowledge of RIAS and HLR, RIAS is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its business or assets, including, without limitation, regulations and requirements of the Occupational Safety and Health Administration ("OSHA"), and laws, ordinances, regulations and other requirements respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, or relating to the uses of its assets, zoning, pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and (ii) RIAS has never received notice of, and there has never been, any citation, fine or penalty imposed or asserted against RIAS for, any such violation or alleged violation.

          (b) Set forth on SCHEDULE 6.9 are all of the licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body,

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including, but not limited to, licenses issued by OSHA or otherwise relating to employment and environmental matters (collectively, "PERMITS") that are material to the conduct of RIAS's business and the uses of its assets. RIAS holds all Permits necessary to operate its business as presently conducted. Such Permits are in full force and effect and, except as set forth on SCHEDULE 6.9, such Permits will be transferred to AutoCyte (with any expenses related to such transfer being borne by AutoCyte) as part of the Contributed Assets. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of RIAS and HLR, threatened to revoke or limit any Permit.

     6.10 Consents; No Breach. All consents, permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with RIAS, that are required in connection with the performance of RIAS's and HLR's obligations under this Agreement, or the assignment of the Contributed Assets or the assumption of the Assumed Liabilities are set forth on
SCHEDULE 6.10 hereto. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of RIAS; (ii) except as set forth on SCHEDULE 6.10, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which RIAS or HLR is a party or to which either of them or any of their assets or properties may be bound and which are identified on SCHEDULE 6.12; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, either RIAS or HLR or upon the securities, properties, assets or business of RIAS; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to either RIAS or HLR or to the securities, properties, assets or business of RIAS which either singly or in the aggregate could have a material adverse effect on the business, prospects, condition (financial or otherwise) of the Contributed Assets or the Transferred Business; (v) except as set forth on SCHEDULE 6.10, violate any Permit; (vi) except as set forth in
SCHEDULE 6.10, require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii) result in the creation of any lien or other encumbrance on the assets or properties of RIAS.

     6.11 Actions And Proceedings. Subject in each instance to exceptions which would not, either singly or in the aggregate, interfere in any material respect with the Contributed Assets or the Transferred Business, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving RIAS relating to or affecting the Transferred Business or the Contributed Assets. There are no actions, suits or claims or legal, administrative or arbitral proceedings or, to the best knowledge of RIAS and HLR, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of RIAS and HLR, threatened against or involving RIAS relating to or affecting

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



the Transferred Business or the Contributed Assets. To the best knowledge of RIAS and HLR, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the Transferred Business or the Contributed Assets.

     6.12 CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 6.12 sets forth all of the following contracts and other agreements to which RIAS is a party and which relate to the Transferred Business or the Contributed Assets may be bound or subject:

               (i) contracts and other agreements with any current or former officer, director, shareholder, employee, consultant, agent or other representative of RIAS and contracts and other agreements for the payment of fees or other consideration to any entity in which any officer or director of RIAS has an interest (all such agreements signed by employees are substantially the same and, therefore, only one form of each type of agreement is listed and the names of all individuals who have not signed such agreements are set forth in the schedule);

               (ii) contracts and other agreements with any labor union or association representing any employee of RIAS or otherwise providing for any form of collective bargaining;

               (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services other than in the ordinary course of business;

               (iv) contracts and other agreements for the sale of any of the Contributed Assets other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets;

               (v) partnership or joint venture agreements;

               (vi) contracts or other agreements under which RIAS agrees to indemnify any party, other than indemnities and warranties made for its products or services in the ordinary course of business, or of any party;

               (vii) contracts, options and other agreements for the purchase of any asset other than for materials, supplies or other similar merchandise, tangible or intangible, calling for an aggregate purchase price or payments in any one year of more than $10,000.00 in any one case;

               (viii) contracts and other agreements, other than those made in the ordinary course of business, that cannot by their terms be canceled by RIAS and any

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



          successor or assignee of RIAS without liability, premium or penalty on no less than thirty days notice;

               (ix) contracts and other agreements with customers or suppliers for the sharing of fees, payment of royalties, the rebating of charges or other similar arrangements;

               (x) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of RIAS as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

               (xi) contracts and other agreements containing covenants of RIAS not to compete in any line of business or with any person or covenants of any other person not to compete with RIAS in any line of business;

               (xii) contracts and other agreements relating to the acquisition by RIAS of any operating business or the capital stock of any other person;

               (xiii) contracts and other agreements requiring the payment to any person of a commission or fee, including contracts or other agreements with consultants which provide for aggregate payments in excess of $10,000.00;

               (xiv) contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing any such liability;

               (xv) distributorship or licensing agreements;

               (xvi) contracts under which RIAS will acquire or has acquired ownership of, or license to, intangible property, including software (other than software licensed by RIAS as an end user for less than $10,000.00 and not distributed by it);

               (xvii) leases, subleases or other agreements under which RIAS is lessor or lessee of any real property; or

               (xviii) any other material contract or other agreement whether or not made in the ordinary course of business that has or may have a material adverse effect on the Contributed Assets or the Transferred Business.

     There have been delivered or made available to AutoCyte true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on SCHEDULE 6.12. All of such contracts and other

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



agreements are valid, subsisting, in full force and effect, binding upon RIAS, and to the best knowledge of RIAS and HLR, binding upon the other parties thereto in accordance with their terms, and RIAS has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in material default under any of them, nor, to the best knowledge of RIAS and HLR, is any other party to any such contract or other agreement in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder.

     6.13 REAL ESTATE. RIAS does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. The leasehold interests of RIAS set forth in SCHEDULE 6.12 are subject to no lien or other encumbrance.

     6.14 ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable constituting part of the Contributed Assets arising subsequent to the Balance Sheet Date have arisen in the ordinary course of business of RIAS, and all such accounts and notes receivable as well as accounts and notes receivable reflected on the Balance Sheet, represent valid and enforceable obligations due to RIAS, have been and are subject to no agreed upon set-off or counter-claim, and have been collected or are fully collectible in the ordinary course of business of RIAS in the aggregate recorded amounts thereof in accordance with their terms. RIAS has no accounts or notes receivable from any person, firm or corporation which is affiliated with RIAS or from any director, officer or employee of RIAS which constitute part of the Contributed Assets.

     6.15 INVENTORY. The inventory of RIAS included within the Contributed Assets (including that reflected on the Balance Sheet and any inventory thereafter acquired by RIAS) is and will be in good and merchantable condition and suitable and saleable or usable in the manufacture of saleable finished goods in the ordinary course of business. The value of the inventory stated in the Balance Sheet reflect the normal inventory valuation policies of RIAS and were determined in accordance with generally accepted accounting principles, consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of then-current market prices. Since the Balance Sheet Date, no such inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with RIAS's experience in prior years, and all sales commitments made for RIAS's products are at prices not less than inventory values plus selling expenses and said profit margins.

     6.16 TANGIBLE PROPERTY. The plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the Transferred Business or included in the Contributed Assets ("TANGIBLE PROPERTY") are in good operating condition and repair, ordinary wear and tear excepted, and RIAS has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     6.17 Intangible Property.
          -------------------

          (a) RIAS owns the patents, trademarks and service marks set forth in
SCHEDULE 6.17. All of the patents, trademarks and service marks set forth in
SCHEDULE 6.17 have been properly maintained and/or renewed in accordance with all applicable provisions of law and administrative regulations. These patents, trademarks and service marks, together with trade secrets, customer lists, manufacturing and other processes, designs, computer software, data compilations, research results and other confidential information (collectively, "PROPRIETARY RIGHTS") which are material to the Transferred Business, whether owned or licensed by RIAS, are to be contributed by RIAS to AutoCyte. To the best knowledge of RIAS, the RIAS Proprietary Rights are free and clear of legally sustainable claims of third parties.

          (b) Neither RIAS nor HLR has received any notices of infringement by RIAS of any Proprietary Rights of others.

          (c) RIAS has established policies and procedures to protect its Proprietary Rights. In particular, RIAS (i) limits dissemination of confidential information and trade secrets relating to the Transferred Business or the Contributed Assets to employees who require such disclosure for the business purposes of RIAS and consultants who have executed written confidentiality agreements governing their use of such confidential information and trade secrets and (ii) requires all professional and technical employees of RIAS to execute agreements in which such employees are required to convey to RIAS rights to all inventions made by them during the course of their employment.

          (d) To the best knowledge of RIAS, no activity of any RIAS employee on behalf of RIAS violates any agreement or arrangement currently in effect which such employee has with a former employer.

     6.18 TITLE TO ASSETS; LIENS. RIAS owns outright and has good title to all of its assets and properties included within the Contributed Assets, including, without limitation, all of the assets and properties reflected on the Balance Sheet, free and clear of any claim, lien or other encumbrance, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; or (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. Upon delivery of and payment for the Contributed Assets as herein provided, AutoCyte will acquire all of RIAS's right, title and interest thereto, free and clear of any claim, lien or other encumbrance, except as stated in this Section 6.18. The Contributed Assets, which are being transferred by RIAS to AutoCyte pursuant to this Agreement, constitute all of the assets which are necessary or currently used by RIAS in the conduct of the Transferred Business as presently conducted by RIAS.

     6.19 ABSENCE OF UNDISCLOSED LIABILITIES. As at the Balance Sheet Date, RIAS had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be shown on the Balance Sheet that were not fully and adequately reflected or reserved against on the Balance Sheet. RIAS has no such liabilities, other than liabilities (i) fully and adequately reflected or reserved against on the Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business, or (iii) described in
Section 2.1 of this Agreement. Other than as described in Section 2.1, AutoCyte is not assuming and shall not be responsible for any liabilities of RIAS, including, but not limited to, any liabilities relating to or arising out of the Contributed Assets or the conduct of the Transferred Business, and RIAS shall have sole responsibility for any and all liabilities which do not constitute Assumed Liabilities.

     6.20 CUSTOMERS AND DISTRIBUTORS. The relationships of RIAS with its customers and distributors are generally good commercial working relationships.

     6.21 EMPLOYER RELATIONS. RIAS has an aggregate of approximately 65 employees who are employed in connection with the Transferred Business, excluding Jerome Racine, Keith Phillips and Gary Vega, and, to the best of its knowledge, generally enjoys a good employer-employee relationship. RIAS is not delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any said employees, AutoCyte will not by reason of any act or omission of RIAS prior to the Closing be liable to any of said employees or consultants for any payments, other than such as may be included in the Assumed Liabilities.
SCHEDULE 6.21 contains a list of all employees and consultants of RIAS who, individually, have received or are scheduled to receive compensation from RIAS for the current fiscal year in excess of $35,000. In each case such SCHEDULE includes the aggregate annual compensation of each such individual. RIAS does not employ 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for RIAS less than six of the last twelve months) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date.

     6.22 HAZARDOUS MATERIALS. To the extent that RIAS has treated, stored and disposed of all Hazardous Materials (as defined below) at any site owned or leased by RIAS, it has done so in compliance with all applicable laws, and has shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility in compliance with all applicable laws. No other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by RIAS during the period of RIAS's ownership or lease, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period. RIAS does not presently own, operate, lease or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located. No lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by RIAS in connection with the presence of any Hazardous Materials. For purposes of this Section 6.22, "HAZARDOUS MATERIALS" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act. RIAS has provided or made available to AutoCyte copies of all documents, records and information available to RIAS concerning any environmental or health and safety matter relevant to RIAS, whether generated by RIAS or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports (if any), permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     6.23 FULL DISCLOSURE. No representation or warranty of RIAS or HLR contained in this Agreement, and, to the best knowledge of RIAS and HLR, no document or other paper furnished by or on behalf of RIAS or HLR to AutoCyte (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. No representation or warranty is being made or shall be deemed to be made herein by HLR or RIAS as to (i) the merchantability or fitness for a particular purpose of any of the Contributed Assets, or (ii) the future profitability of the Contributed Assets or the Transferred Business.

7.   Representations and Warranties of RIAS.
     --------------------------------------

     RIAS hereby represents and warrants to AutoCyte as follows:

     7.1 EXPERIENCE. RIAS is capable of evaluating the merits and risks of its investment in AutoCyte and has the capacity to protects its own interests.

     7.2 INVESTMENT. RIAS is acquiring the AutoCyte Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. RIAS understands that the AutoCyte Shares to be purchased have not been and will not be, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of RIAS's representations as expressed herein.

     7.3 RULE 144. RIAS acknowledges that the AutoCyte Shares must be held until subsequently registered under the Securities Act or unless an exemption from such registration is available. RIAS is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about AutoCyte, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     7.4 NO PUBLIC MARKET. RIAS understands that no public market now exists for any of the securities issued by AutoCyte and that AutoCyte has made no assurances that a public market will ever exist for AutoCyte's securities.

8.   Representations and Warranties of AutoCyte
     ------------------------------------------

     AutoCyte represents and warrants to HLR and RIAS as follows:

     8.1 ORGANIZATION. AutoCyte is duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

     8.2 CAPITALIZATION. The authorized capital stock of AutoCyte (immediately prior to the Closing) consists of 20,500,000 shares of Common Stock, none of which shares are issued and outstanding, and 9,925,000 shares of preferred stock, $.01 par value per share, all of which have been designated Series A Convertible Preferred Stock and none of which are issued and outstanding.

     8.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. AutoCyte has the corporate power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and this Agreement has been duly executed and delivered and is the valid and binding obligation of AutoCyte enforceable in accordance with its terms. The issuance, sale and delivery of the AutoCyte Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of AutoCyte. The AutoCyte Shares, when so issued, sold and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

     8.4 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of AutoCyte in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with AutoCyte or any action taken by AutoCyte.

     8.5 ACTIONS AND PROCEEDINGS. There are no actions, suits or claims, legal, administrative or arbitral proceedings pending or, to the best knowledge of AutoCyte, threatened against or involving AutoCyte that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby. To the best knowledge of AutoCyte, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby.

     8.6 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of AutoCyte; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which AutoCyte is a party or to which it or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, AutoCyte or upon the securities, properties, assets or business of AutoCyte; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to AutoCyte or to the securities, properties, assets or business of AutoCyte; (v) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets or properties of AutoCyte.

     8.7 FDA APPROVALS. AutoCyte acknowledges that certain products being transferred under this Agreement, including without limitation, a cervical cytology slide preparation system (referred to as "CytoRich" or "Autocyte Prep") and a computer automated cervical cytology screening system (referred to as "Autocyte" or "AutoCyte Screen"), are still in the research and development stage and will require regulatory approval from the U.S. Food and Drug Administration and other similar foreign regulatory authorities, if deemed appropriate by such authorities, before such products can be legally marketed in such jurisdictions.

9.   Conditions Precedent to the Obligation of AutoCyte to Close.
     -----------------------------------------------------------

     The obligation of AutoCyte to enter into and complete the Closing is subject, at the option of AutoCyte, to the fulfillment of the following conditions, any one or more of which may be waived by it:

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of RIAS and HLR contained in this Agreement shall be true in all material respects on and as of the Closing Date. Each of RIAS and HLR shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing

Date. Each of RIAS and HLR shall have delivered to AutoCyte a certificate, dated the Closing Date and signed by an officer of RIAS and HLR, as the case may be, to the foregoing effect and stating that all conditions to AutoCyte's obligations hereunder have been satisfied.

     9.2 THIRD PARTY CONSENTS. AutoCyte shall have received evidence of the receipt of all authorizations, consents and permits of others required to permit the consummation by AutoCyte, RIAS and HLR of the transactions contemplated by this Agreement, including but not limited to, all consents set forth on SCHEDULE 6.10, except to the extent waived by AutoCyte in writing.

     9.3 OPINION OF COUNSEL TO RIAS AND HLR. AutoCyte shall have received the opinion of Crummy, Del Deo, Dolan, Griffinger & Vecchione, counsel to RIAS and HLR, dated the Closing Date, addressed to AutoCyte, and substantially in the form of EXHIBIT A hereto.

     9.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of AutoCyte, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of RIAS.

     9.5 DELIVERY OF INSTRUMENTS OF TRANSFER. RIAS shall have delivered or caused to be delivered to AutoCyte instruments of transfer in conformity with
Section 4 above.

     9.6 ASSIGNMENT OF PROPRIETARY RIGHTS BY AFFILIATES. All affiliates of RIAS who have been assigned Proprietary Rights relating to the Contributed Assets by employees of RIAS or otherwise shall have assigned such rights to AutoCyte.

     9.7 SUPPORT AGREEMENT. The parties shall have entered into a Support Agreement, in the form attached hereto as EXHIBIT B, providing for, among other things, the removal of the Excluded Assets from the facilities of AutoCyte.

10.  Conditions Precedent to the Obligation of RIAS and HLR to Close.
     ---------------------------------------------------------------

     The obligation of RIAS and HLR to enter into and complete the Closing is subject, at the option of RIAS, to the fulfillment of the following conditions, any one or more of which may be waived:

     10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of AutoCyte contained in this Agreement shall be true in all material respects on and as of the Closing Date. AutoCyte shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. AutoCyte shall have delivered to RIAS and HLR a certificate, dated the Closing Date and signed by an officer of AutoCyte, to the foregoing effect and stating that all conditions to the obligations of RIAS and HLR hereunder have been satisfied.

     10.2 DELIVERY OF ASSUMPTION AGREEMENT. AutoCyte shall have delivered or caused to be delivered to RIAS an agreement for assumption of the Assumed Liabilities by AutoCyte, in the form attached hereto as EXHIBIT C.

     10.3 OPINION OF COUNSEL TO AUTOCYTE. RIAS and HLR shall have received the opinion of Palmer & Dodge LLP, counsel to AutoCyte, dated the Closing Date and substantially in the form of EXHIBIT D hereto.

     10.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, and such action, suit or proceeding shall not have been stayed.

     10.5 FINANCING TRANSACTIONS. The transactions contemplated by that certain Series A Convertible Preferred Stock Purchase Agreement of even date herewith by and among AutoCyte and the Purchasers named therein shall be completed immediately following the transactions contemplated hereby.

11.  Indemnification.
     ---------------

     11.1 SURVIVAL. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Schedule, certificate or financial statement delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be subject to indemnification in accordance with this Section 11, and, except as otherwise specifically provided in this Agreement, shall thereafter:

          (a) survive for 10 years following the Closing with respect to any Environmental Claim (as defined below);

          (b) survive for five years following the Closing with respect to any claim based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty of RIAS or HLR contained in Sections 6.3, 6.6, 6.17 and 6.18 (a "Clause (b) Claim");

          (c) survive until the expiration of the applicable statute of limitations with respect to any Tax Claim (as defined below); and

          (d) terminate and expire on the second anniversary of the Closing Date with respect to any General Claim or RIAS Claim (as such terms are hereinafter defined);

provided, however, that once a Claims Notice of any of the foregoing claims has been given hereunder, additional claims based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding upon which the original claim arose may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the applicable termination date for such claim, such date being deemed to have been extended to the date of such final resolution.

As used in this Section 11, the following terms have the following meanings:

               (i) "GENERAL CLAIM" means any claim (other than an Environmental Claim, a Clause (b) Claim or a Tax Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of RIAS or HLR contained in this Agreement.

               (ii) "ENVIRONMENTAL CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of RIAS or HLR contained in this Agreement relating to environmental matters;

               (iii) "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of (A) issues raised on audit by Tax authorities with respect to RIAS's business on or before the Closing Date, (B) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of RIAS or HLR contained in this Agreement related to Taxes or (C) any other Tax liabilities of RIAS other than Taxes which are Assumed Liabilities.

               (iv) "RIAS CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of AutoCyte contained in this Agreement.

               (v) "AUTOCYTE CLAIM" means any Environmental Claim, Clause (b) Claim, Tax Claim or General Claim.

     11.2 OBLIGATION OF RIAS AND HLR TO INDEMNIFY. Subject to the limitations set forth below and in Section 11.5 hereof and to the termination provisions set forth in Section 11.1, RIAS and HLR, jointly and severally, agree to indemnify, defend and hold harmless

AutoCyte (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) ("LOSSES") based upon, arising out of or otherwise in respect of any AutoCyte Claim.

     11.3 OBLIGATION OF AUTOCYTE TO INDEMNIFY. Subject to the limitations set forth below and in Section 11.5 hereof and to the termination provisions set forth in Section 11.1, AutoCyte agrees to indemnify, defend and hold harmless RIAS and HLR from and against any Losses based upon, arising out of or otherwise in respect of any RIAS Claim.

     11.4 Notice and Opportunity to Defend.
          --------------------------------

          (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "INDEMNITEE") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "ASSERTED LIABILITY") that may result in a Loss, the Indemnitee shall give notice thereof (the "CLAIMS NOTICE") to all other party or parties obligated to provide indemnification pursuant to Sections 11.2 or 11.3 hereof (the "INDEMNIFYING PARTY"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

          (b) OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Asserted Liability, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party which it has not approved in writing. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its Losses as provided in Sections 11.2 and
11.3 hereof, subject to the limitations included in Section 11.5 below. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability by the Indemnifying Party or the Indemnitee, respectively. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its out-of-pocket expense.

     11.5 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Sections 11.2 and 11.3 hereof shall be subject to the following limitations:

          (a) DEDUCTIBLE ON CLAIMS. AutoCyte shall not be entitled to receive any indemnification payments based upon, arising out of or otherwise in respect of any AutoCyte Claim until the aggregate indemnification payments equal $150,000, whereupon AutoCyte shall receive indemnification payments only for sums in excess of such amount. RIAS and HLR shall not be entitled to receive any indemnification payments based upon, arising out of or otherwise in respect of any RIAS Claim until the aggregate indemnification payments equal $150,000 whereupon RIAS and HLR shall receive indemnification payments only for sums in excess of such amount.

          (b) CEILING ON CLAIMS. Anything in this Agreement to the contrary notwithstanding, (I) the liability of RIAS and HLR to AutoCyte under this
Section 11 shall in no event (i) exceed, in the aggregate, $8,000,000.00 with respect to Tax Claims, Environmental Claims and General Claims based on Section 6.9, (ii) exceed, in the aggregate, $4,000,000 with respect to all AutoCyte Claims other than those set forth in the preceding clause (i), and (iii) exceed, in the aggregate, $8,000,000 with respect to all AutoCyte Claims, and (II) the liability of AutoCyte to RIAS and HLR under this Section 11 shall in no event exceed $1,000,000.00.

          (c) OTHER BENEFITS. In determining the amount of any Loss, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the Indemnitee.

12.  Further Assurances.
     ------------------

     12.1 Each of HLR, RIAS and AutoCyte will execute and deliver such further instruments of conveyance, transfer and assignment and will take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof. At the request of AutoCyte and without further consideration, HLR and/or RIAS will execute and deliver to AutoCyte such other instruments of transfer, conveyance, assignment and confirmation and take such action as AutoCyte may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to AutoCyte and to confirm AutoCyte's title or rights to all of the Contributed Assets, to put AutoCyte in actual possession and operating control thereof and to permit AutoCyte to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of RIAS and without further consideration, AutoCyte will execute and deliver to RIAS all instruments, undertakings or other documents and take such action as RIAS may reasonably deem necessary or desirable in order to have AutoCyte fully assume and discharge the Assumed Liabilities and relieve RIAS of any liability or obligations with respect thereto and evidence the same to third parties. Notwithstanding the provisions of this Section 12.1, HLR, RIAS and AutoCyte shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees.

     12.2 If any consent, approval or amendment required to be obtained by RIAS or HLR in order to effect the transactions contemplated hereby is not obtained on or prior to the Closing Date, then HLR, RIAS and AutoCyte will use their best efforts following the Closing to obtain any such consent, approval or amendment required to novate and/or assign all agreements, licenses and other rights of any nature whatsoever to the Contributed Assets and the Transferred Business to AutoCyte. In the event and to the extent that HLR and/or RIAS are unable to obtain any such required consent, approval or amendment (i) HLR and/or RIAS shall continue to be bound thereby and (ii) unless not permitted by law or the terms thereof, AutoCyte shall pay, perform and discharge fully all the obligations of HLR or RIAS thereunder from and after the Closing Date. HLR and RIAS shall, without further consideration therefor, pay and remit to AutoCyte promptly all monies, rights and other considerations received in respect of such performance. HLR and RIAS shall exercise or exploit their rights and options under all such agreements, licenses and other rights and commitments referred to in this Section 12.2 only as reasonably directed by AutoCyte and at AutoCyte's expense. If and when any such consent shall be obtained or such agreement, lease or other right shall otherwise become assignable or able to be novated, HLR or RIAS, as the case may be, shall promptly assign and novate all their rights and obligations thereunder to AutoCyte without payment of further consideration and AutoCyte shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the assignment of any contract or agreement (or their proceeds) pursuant to this Section 12.2 is prohibited by law, the assignment provisions of this Section shall operate to create a subcontract with AutoCyte to perform each relevant unassignable HLR or RIAS contract or agreement at a subcontract price equal to the monies, rights and other considerations received by HLR or RIAS with respect to the performance by HLR or RIAS under such contract.

     12.3 HLR, RIAS and AutoCyte agree to cooperate to determine the amount of sales, transfer or other similar taxes or fees (including, without limitation, all real estate, copyright and trademark transfer taxes and recording fees) payable in connection with the transactions contemplated by this Agreement (the "Transaction Taxes"). HLR, RIAS and/or AutoCyte, as the case may be, agree to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes in compliance with all applicable federal, state and local laws.

     12.4 All real property, personal property and similar taxes and installments of general and special assessments, if any, with respect to the Contributed Assets shall be prorated on the basis of actual days elapsed between the commencement of the relevant fiscal tax year and the Closing Date, based on a 365-day year and the most recent tax statements or bills applicable thereto, without later adjustment. RIAS shall be responsible for all such taxes, payments and charges allocable to all times prior to and including the Closing Date and AutoCyte shall be responsible for all such taxes, payments and charges allocable to all times after the Closing Date. Following the Closing Date, each party shall, upon request of the other party, immediately reimburse the other party for any such taxes, payments and charges or other expenses for which said party is responsible but have been paid by or are owed by the other party and for collections made by one party on behalf of the other party.

     12.5 AutoCyte acknowledges that, from and after the Closing Date, it will be solely responsible for establishing its own employee benefit plans and that no benefit plan of RIAS will be transferred from RIAS to AutoCyte as part of the transactions contemplated hereby. AutoCyte also agrees to make offers of employment to all employees of RIAS formerly associated with the Transferred Business, with the exception of, Jerome Racine, Keith Phillips and Gary Vega.

13.  Provision of Corporate Records; Access to Information.
     -----------------------------------------------------

     13.1 As soon as practicable after the Closing Date, RIAS shall deliver to AutoCyte all corporate books and records relating exclusively to the Transferred Business and the Transferred Employees not then in possession of the Transferred Business (the "Books and Records"). Such Books and Records shall be property of AutoCyte, but shall be retained and made available readily to RIAS for review and duplication until the earlier of (i) notice from RIAS that such records are no longer needed by RIAS or (ii) the fourth anniversary of the Closing Date.

     13.2 From and after the Closing Date, RIAS and AutoCyte shall afford to each other and to each other's authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all Books and Records and documents, communications, items and matters (collectively, "Information") within each other's knowledge, possession or control existing on the Closing Date and relating to the Contributed Assets and the Transferred Business, insofar as such access is reasonably requested by RIAS or AutoCyte, as the case may be and shall use reasonable efforts to cause persons or firms possessing relevant Information to give similar access). Information may be requested under this Section 13.2 for, without limitation, audit, accounting, claims, actions, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, but not for competitive purposes.

     13.3 RIAS and AutoCyte shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law (in which case the non-disclosing party shall receive reasonable prior notice from the disclosing party and shall be given the opportunity to seek a protective order eliminating or restricting any such disclosure obligation), all confidential Information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except after the Closing Date to the extent that such Information can be shown to have been (i) available to such party on a non-confidential basis prior to its disclosure by the other party, (ii) in public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this
Section 13.3. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar Information.

14. TAX TREATMENT. The parties intend that, and this agreement should be interpreted and implemented in such a way that, the transactions described above shall be tax free to the entities involved and to their shareholders, and, more specifically, that the transfer described in Section 1 intended to qualify as a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") or alternatively, as nontaxable capital contributions.

15. NON-COMPETITION. For the period of time extending for five (5) years after the Closing Date, HLR and RIAS shall not compete, directly or indirectly, with AutoCyte in the fields of (i) computer-assisted, cytological image analysis and
(ii) preparation of cellular monolayers for cytological image analysis, as these fields relate to the Transferred Business. Nothing in this Section 15 shall limit in any way HLR, RIAS, and their respective affiliates from engaging (i) in the laboratory screening activities presently being conducted by Laboratory Corporation of America or (ii) other forms of diagnosis and clinical analysis which do not utilize computer-assisted, cytological image analysis, such as via polymerase chain reaction, or PCR, or other chemical analyses.

16.  Miscellaneous.
     -------------

     16.1 STOCK CERTIFICATE LEGENDS. Each certificate representing the AutoCyte Shares shall bear a legend substantially in the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED AND (2) AN OPINION OF COUNSEL TO THE COMPANY IS FURNISHED TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED."

     The foregoing legend shall be removed from the certificates representing the AutoCyte Shares at the request of the holder thereof at such time as they become registered under the Securities Act or eligible for resale pursuant to Rule 144(k) under the Securities Act.

     16.2 ENTIRE AGREEMENT. This Agreement, including the schedules, annexes and exhibits hereto and the agreements and other documents referred to herein or contemplated hereby, shall constitute the entire agreement between HLR, RIAS and AutoCyte with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     16.3 AMENDMENT. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

     16.4 SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party.

     16.5 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties and is not intended to confer upon any other person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

     16.6 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

     16.7 NOTICES. Any notice or other communication by either party to the other parties shall be in writing and shall be deemed effectively given upon the date of receipt if personally delivered, telecopied or telexed to the party to whom the same is directed, or upon the third day after mailing if mailed to such party, by registered or certified mail, postage prepaid, addressed to the following addresses:

          (a)  if to AutoCyte:

               AutoCyte, Inc.
               112 Orange Drive
               Elon College, North Carolina 27244

               with a copy to:

               William T. Whelan, Esq.
               Palmer & Dodge LLP
               One Beacon Street
               Boston, Massachusetts  02108

          (b)  if to RIAS or HLR:

               Thomas Mac Mahon
               President
               Roche Diagnostics
               1080 Highway 202
               Somerville, NJ 08876-3771

               with a copy to:

               General Counsel
               c/o Hoffmann-La Roche Inc.
               340 Kingsland Street
               Nutley, NJ 07110


or to such other address and to the attention of such other person or officer, as such party may designate in writing.

     16.8 BROKERS. HLR and RIAS hereby agree to indemnify AutoCyte, and hold it harmless from and against any claims for finders' fees or brokerage commission in relation to or in connection with the consummation of the transactions contemplated hereby as a result of any agreement or understanding between HLR or RIAS and any third party. The obligation of HLR and RIAS hereunder shall be subject to the procedural terms of Section 11 hereof, and any claim by AutoCyte hereunder shall be considered a Clause (b) Claim for purposes thereof; provided, however, that the limitations of liability set forth in Section 11.5 shall not apply to claims for indemnification asserted by AutoCyte under this Section 16.8.

     16.9 PUBLIC ANNOUNCEMENTS. Unless required by law, no party to this Agreement shall issue any press release unless the other parties have approved such press release in advance.

     16.10 EXPENSES. None of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

     16.11 PARTIAL INVALIDITY. In the event that any term or provision of this Agreement shall to any extent be held by a court of proper jurisdiction to be invalid or unenforceable for any reason, the remainder of this Agreement shall not be affected thereby, and the remaining terms and provisions hereof shall remain in full force and effect. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as will achieve the intent of this Agreement.

     16.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the 22nd day of November, 1996.

                                            AUTOCYTE, INC.

                                            By: /s/ Ernest A. Knesel
                                            ------------------------------------
                                            Name:  Ernest A. Knesel
                                            Title: President



                                            ROCHE IMAGE ANALYSIS SYSTEMS, INC.

                                            By: /s/ Thomas P. Mac Mahon
                                            ------------------------------------
                                            Name:  Thomas P. Mac Mahon
                                            Title: Vice President



                                            HLR HOLDINGS INC.

                                            By: /s/ Frederick C. Kentz
                                            ------------------------------------
                                            Name:  Frederick C. Kentz
                                            Title: Secretary

                                                                       EXHIBIT A


         [LETTERHEAD OF CRUMMY, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE]





                                November 22, 1996


  AutoCyte, Inc.
  112 Orange Drive
  Elon College, North Carolina 27244

         Re:      Roche Image Analysis Systems, Inc.
                  HLR Holdings, Inc.
                  ----------------------------------

  Ladies and Gentlemen:

         We have acted as counsel to Roche Image Analysis Systems, Inc., a Delaware corporation ("Seller") and its sole stockholder HLR Holdings, Inc., a Delaware corporation (the "Stockholder") in connection with the contribution of substantially all of the assets of the Seller to AutoCyte, Inc., a Delaware corporation (the "Buyer"), pursuant to the terms and conditions of the Contribution Agreement dated as of November 22, 1996, among the Seller, the Stockholder and Buyer (the "Contribution Agreement"). This opinion is delivered to you pursuant to Section 9.3 of the Contribution Agreement. All capitalized terms used herein shall have the respective defined meanings set forth in the Contribution Agreement.

         For purposes of this opinion, we have reviewed the provisions of the Contribution Agreement, the Certificate of Incorporation and the By-laws of Seller and Stockholder, and the corporate proceedings of Seller and Stockholder, with respect to the Contribution Agreement. We have not reviewed other documents or participated in negotiations or documentation of the Contribution Agreement or related transactions and are not otherwise familiar with the affairs of Seller or Stockholder. We have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, including certificates of corporate secretaries (which we have relied upon in rendering the opinions expressed below with respect to the valid existence and good standing of Seller and the Stockholder), as we have deemed necessary or appropriate for the purposes of

CRUMMY, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE


  AutoCyte, Inc.
  November 22, 1996
  Page 2


  rendering this opinion. As to questions of fact material to the opinion rendered therein, we have, when relevant facts were not independently established by us, relied upon statements by Seller and Stockholder in the Contribution Agreement and certificates of the Stockholder and Seller or their respective officers, or other evidence satisfactory to us.

         In our examination, we have assumed the genuineness of all signatures other than those of Seller and the Stockholder, the capacity, power and authority of all parties other than the Seller and the Stockholder to execute and deliver all applicable documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Contribution Agreement is your legal, valid and binding obligation enforceable against you in accordance with its terms, and that any representations, covenants and warranties made by you therein were and are true and correct, that you have complied with all conditions precedent required to be performed or complied with by you thereunder and that all applicable antitrust and securities laws have been complied with by all parties.

         To the extent that any opinion expressed herein is based upon "our knowledge", or words of similar import, these words imply that in the course of our said representation, no information has come to the attention of any attorney currently associated with this firm who has generally been involved in said representation that would give us actual knowledge or actual notice of the existence or absence of facts which would change the opinions stated herein.

         This opinion is limited to the laws of the State of New Jersey, the corporate law of the State of Delaware and the Federal laws of the United States.

         Based upon and subject to the foregoing, it is our opinion that:

         1. Seller and the Stockholder are corporations duly organized, validly existing and in good standing with the Secretary of State of Delaware under the laws of the State of Delaware with full corporate power and authority to own or lease their properties and to conduct their business, and to enter into and complete the transactions contemplated by the Contribution Agreement.

         2. Each of the Seller and the Stockholder has full power and authority to execute and deliver the Contribution Agreement, and the Contribution Agreement has been duly and validly executed and delivered by the Seller and the Stockholder and constitutes the legal, valid and binding obligation of the Seller and the Stockholder, enforceable in accordance with its terms,

CRUMMY, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE


  AutoCyte, Inc.
  November 22, 1996
  Page 3


  except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally and by principles governing the availability of equitable remedies.

         3. Neither the execution, delivery or performance by Seller or the Stockholder of the Contribution Agreement will (i) contravene any provisions of the Certificate of Incorporation or By-laws of Seller or the Stockholder or
  (ii) violate any judgment, decree, order, statute, rule or regulation to our knowledge applicable to Seller or the Stockholder.

         4. The instruments of transfer delivered by the Seller pursuant to
  Section 4 of the Contribution Agreement have been duly authorized by all necessary corporate action by the Seller and the Stockholder and each of said instruments has been duly executed and delivered by the Seller.

         The opinions hereinabove set forth are qualified as follows:

         A. We express no opinion herein as to whether a court would (1) enforce payment of the Contribution Agreement upon acceleration thereof if such acceleration was declared as a consequence of the failure by you to perform or observe or cause another person to perform or observe a provision or provisions thereof which was not material, or (2) limit enforcement of any of your rights or remedies thereunder, if the enforcement thereof under the circumstances would violate an implied covenant of good faith and fair dealing.

         B. We express no opinion as to (1) the (a) enforceability of non-judicial foreclosures or sales or other self-help remedies provided for therein; (b) enforceability of provisions which purport to restrict access to legal or equitable remedies or waive any rights or which purport to establish evidentiary standards, (c) enforceability of provisions relating to subrogation rights, suretyship, delay or omission of enforcement of rights or remedies, waivers of rights, agreements to agree on future acts, prohibitions against the transfer, alienation, or hypothecation of property, severance, consent judgments or marshaling of assets; and (d) venue selection provisions;
  (2) your rights and remedies thereunder which are limited by any requirements of law that a secured party act in good faith and in a commercially reasonable manner, or (3) title to, or ownership of any real or personal property covered by the Contribution Agreement or such instruments of transfer.

         C. Regardless of whether or not you exercise remedies under the Contribution Agreement, you may be required to file a notice of business activities report with the Director of the Division of Taxation of the State of New Jersey pursuant to N.J.S.A. 14A:13-14, et, seq. if

CRUMMY, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE


  AutoCyte, Inc.
  November 22, 1996
  Page 4


  you receive payments form businesses or persons in the State of New Jersey aggregating in excess of $25,000 in any year or otherwise derive income from sources within New Jersey.

         D. As to any related agreement, document or instrument not governed by New Jersey or Delaware corporate law, we have assumed that the governing law is the same as that of New Jersey. We undertake no obligation to correct or supplement this opinion if any such law should change or if we become aware of facts that might change this opinion. No opinions should be implied beyond these expressed herein.

         E. As to any agreement which is the subject of this opinion and which has a choice of law provision designating the law of a particular state, our opinion as to the enforceability of such choice of law provision is subject to the condition that it does not contravene a fundamental policy of that state; and further provided that the choice of law designated bears a reasonable relationship to the transaction contemplated by such agreement.

         This opinion is being furnished only to you and is solely for your benefit. This opinion may not be used, circulated, quoted or relied upon or otherwise referred to for any purpose without our prior written consent.

         We undertake no obligation to cause any filing, refiling, recording, registration or registration by virtue of relating to any of the matters set forth in this opinion letter. We further undertake no obligation to inform you of any matters which may subsequently occur which affect in any way the opinions given herein.

                                        Very truly yours,


                                        /s/ Crummy, Del Deo, Dolan,
                                        Griffinger & Vecchione, P.C.

                                        CRUMMY, DEL DEO, DOLAN,
                                        GRIFFINGER & VECCHIONE

                                        A Professional Corporation

                                                                       EXHIBIT B


                                SUPPORT AGREEMENT
                                -----------------


AGREEMENT ("Agreement") made this 22nd day of November, 1996 by and between AutoCyte, Inc., ("AutoCyte") and Hoffmann-La Roche Inc. and Roche Image Analysis Systems, Inc. (collectively "Roche").

                                   WITNESSETH

WHEREAS, subject to the terms and conditions contained herein, AutoCyte desires to have certain support services provided by Roche and the parties hereto wish to enter into this Agreement pursuant to which Roche shall provide certain support services to AutoCyte (the "Support Services"); and

WHEREAS, subject to the terms and conditions contained herein, AutoCyte may provide certain services for Roche Image Analysis Systems, Inc. ("RIAS").

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       GENERAL OBLIGATIONS

         A. AutoCyte agrees that Roche is not in the business of providing any of the services to be provided hereunder to third parties and that Roche's only obligation hereunder shall be to use reasonable efforts to meet AutoCyte's needs consistent with the manner in which Roche has previously used to provide the services. In no event shall Roche be obligated to provide any Support Services after December 31, 1996 unless the parties shall mutually agree to a further extension. Notwithstanding anything contained herein to the contrary, AutoCyte agrees that in the event that any person who is employed or is under contract to provide consulting services to Roche shall quit, be discharged or terminated for any reason, or in the event that Roche shall determine that it shall be unable to supply such services for any reason, the services which would be provided by such individual or Roche shall immediately cease and Roche shall have no further obligation to provide such services to AutoCyte.

         B. AutoCyte agrees to pay Roche any and all amounts, in addition to the specific amounts set forth below, which Roche shall reasonably incur in connection with providing the various Support Services provided under this Agreement. These amounts shall include any reasonable compensation, including benefits, which may be paid to any individual. AutoCyte agrees that is shall be solely responsible for its operations and that by Roche providing support assistance, Roche shall not assume any responsibility to AutoCyte or any third party for any claims or damages arising, or alleged to arise, in connection with such operations or Roche's performance hereunder except if such claims or damages are caused by Roche's intentional or willful failure to fulfill its obligations hereunder; provided however, that in no event shall Roche be responsible for consequential or special damages. Roche's total liability to AutoCyte in connection with this Agreement shall be limited to the amounts paid under this Agreement to Roche by AutoCyte.

2.       INTERIM PAYROLL SERVICES

         A. Roche agrees to provide interim payroll accounting services to AutoCyte until December 31, 1996 unless previously terminated by Roche upon reasonable notice or extended by mutual agreement between the parties hereto. These services shall include, but not be limited to (i) recording the payrolls to the AutoCyte general ledger, (ii) performing any account reconciliation that may be required, (iii) maintaining and updating employee records to reflect any changes, and (iv) other such services currently being provided. AutoCyte shall wire funds to Roche at least one day prior to any pay date which are sufficient to pay any and all compensation and/or withholdings pertaining to any payroll period for all employees of AutoCyte. AutoCyte agrees that existing payroll stock must be used to pay its employees and agrees to defend, indemnify and hold harmless Roche from any claims from any employee of AutoCyte which may arise.

         B. The charges for the services set forth in this Section shall be any and all reasonable costs incurred by Roche, but in no event less than twenty-five Dollars ($25.00) per hour, per person, for time incurred.

3.       AUTOCYTE SERVICES

         A. AutoCyte may, at the request of RIAS and with RIAS's prior consent, provide certain services to RIAS. The charges for any such services shall be twenty-five ($25.00) per hour, per person, for time incurred.

         B. AutoCyte agrees that there are certain inventory, furniture, fixtures and equipment pertaining to the HLA business of RIAS located on AutoCyte's premises which are owned by RIAS ("HLA assets"). AutoCyte agrees that the HLA assets may remain on AutoCyte's premises until February 1, 1997 at no cost or expense to RIAS. AutoCyte agrees that AutoCyte will not do any act which would damage the HLA assets and will properly monitor and maintain the HLA assets in order that the HLA assets are properly stored. In the event that the HLA assets are not removed on or before February 1, 1997, RIAS agrees to pay AutoCyte a one time payment of Five Thousand ($5,000.00) and allow AutoCyte the right to remove the HLA assets. If RIAS does not remove the HLA assets by February 1, 1997, RIAS agrees to reimburse AutoCyte for its reasonable disposal costs net of any proceeds that might be realized from liquidating these assets.

4.       ADDITIONAL SUPPORT SERVICES

         In addition to those Support Services set forth above, Roche agrees to provide such additional support, financial and consultation services to AutoCyte as the parties shall mutually agree.

         The charges for the services set forth in this Section shall be any and all reasonable costs incurred by Roche, but in no event less than twenty-five Dollars ($25.00) per hour, per person, for time incurred.

5.       GENERAL CONDITIONS

         A. Additional Costs/Fees/Payment. It is the intent of the parties that additional third party costs incurred in connection with providing the Support Services provided hereunder by Roche shall be borne by AutoCyte. In the event a cost or fee of any third party is required to support AutoCyte's needs, it shall be AutoCyte's obligation to pay such costs or fees after notice from Roche and an opportunity to approve such costs or fees, unless Roche has expressly agreed in writing herein to bear such costs. AutoCyte agrees to wire to Roche any and all amounts incurred for any services provided under this Agreement by the ten (10th) day of the following month.

         B. WARRANTY/LIMITATION OF LIABILITY. THE PARTIES UNDERSTAND AND AGREE THAT ALL SUPPORT SERVICES PROVIDED HEREUNDER ARE "AS IS" AND ROCHE MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH SERVICES, THE RESULTS OF SUCH SERVICES, OR THAT ANY ERRORS OR PROGRAM PROBLEMS WILL BE CORRECTED. ROCHE IS NOT IN THE BUSINESS OF PROVIDING THE SUPPORT SERVICES TO BE PROVIDED HEREUNDER OR ON A COMMERCIAL BASIS AND THE FEES CHARGED ARE INTENDED TO REIMBURSE ROCHE FOR ITS ACTUAL COST AND DO NOT INCORPORATE A CHARGE TO COVER WARRANTIES, GUARANTEES OR CLAIMS OF AUTOCYTE OR THIRD PARTY CLAIMS. IN THE EVENT OF A THIRD PARTY ACTION RELATING TO WORK PERFORMED, IF ROCHE IS ADDED AS A THIRD PARTY, PROVIDED SUCH ACTION IS NOT CAUSED BY OR RELATED OR INCIDENT TO, OR THE RESULT OF ROCHE'S INTENTIONAL OR WILLFUL FAILURE TO MEET ITS OBLIGATIONS HEREUNDER, AUTOCYTE AGREES TO INDEMNIFY AND HOLD ROCHE AND ITS AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ALL SUCH LIABILITY, INCLUDING THE COST OF DEFENSE.

         C. Travel and Living Expenses. AutoCyte agrees to pay all reasonable travel, lodging, meals, automobile, living and other expenses incurred in accordance with Roche's current policy in connection with providing the Support Services.

         D. Protection of Proprietary and Confidential Information. While this Agreement is in effect and thereafter, each party shall keep in confidence all confidential or proprietary information disclosed to it by the other party ("Information") and shall protect the same from: (1) any use except as authorized; or
                  (2) disclosure to third parties except as required by law, judicial or governmental authority. Each party shall inform any affected employees of the confidential nature of the Information and of the obligations of such party and such employees under this Agreement. Upon the discontinuance, termination or cancellation of this Agreement, the Information shall be returned to the disclosing party at such party's prior written request or shall be destroyed and such party shall certify as to such destruction.

         E. Indemnification. In addition to the indemnification provisions contained herein, AutoCyte agrees to defend, indemnify and hold Roche, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents wholly harmless from and against all third party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses and costs (including reasonable attorneys fees) arising under or in connection with this Agreement to the extent that such costs and liabilities are caused by AutoCyte.

                  Subject to the limitations set forth within this Support Agreement, Roche agrees to defend, indemnify and hold AutoCyte, its parent, subsidiaries, affiliated and related companies, directors, officers, employees, and agents wholly harmless from and against all third party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and costs (including reasonable attorney fees) arising under or in connection with this Agreement to the extent that such costs and liabilities are caused by the intentional or willful misconduct of Roche.

                  IN NO EVENT SHALL EITHER PARTY BE HELD RESPONSIBLE FOR PUNITIVE DAMAGES, OR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS OR REVENUE).

         F. Force Majeure. Roche's performance hereunder shall be excused to the extent it is hindered or prevented due to Acts of God, including earthquakes, fire or flood; acts of any governmental authority; acts of war, rebellion, sabotage, riot, civil disorders or explosions; strikes or labor disputes; and causes beyond its control.

         G. Choice of law. This Agreement shall be construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within such State.

         H. Assignment. Neither party may assign, delegate, or transfer its rights or obligations hereunder without the written consent of the other party, except Roche may assign its obligations to any of its affiliates.

         I. Merger. The terms and conditions herein constitute the entire agreement between the parties with respect to the matters herein and supersede all previous communications, whether written or oral, between the parties with respect to the subject matter hereof. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by an authorized representative of the party to be charged.

         J. Change in Law or Regulation. The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations or ordinances applicable on the date the Agreement takes effect. Should counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactment by federal, state or local authorities, or if any such interpretation, change or proposed change materially alters the amount or method of compensating Roche for performing the Support Services for AutoCyte or materially increases the cost of Roche's performance hereunder, this Agreement shall terminate upon thirty (30) day's notice thereof to the other party, unless within said thirty (30) day period the parties agree to such modifications of the Agreement as may be necessary to establish compliance with such authorities or to reflect such change in compensation or cost, if possible. The parties shall in good faith attempt to reach an agreement to modify this Agreement to establish compliance with such authorities or to reflect such change in compensation or cost.

         K. Notices. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail or overnight delivery to Roche at:

                  Hoffmann-La Roche Inc. or Roche Image Analysis Systems, Inc. c/o Roche Diagnostic Systems, Inc.
                  1080 U.S. Highway 202
                  Branchburg, NJ 08876-1760
                  Attn:  David Ellis

                  with a copy to:

                  Hoffmann-La Roche Inc. or Roche Image Analysis Systems, Inc. 340 Kingsland Street
                  Nutley, NJ 07110
                  Attn:  General Counsel
                  and to AutoCyte at

                  AutoCyte, Inc.
                  112 Orange Drive
                  Elon College, NC 27244
                  Attn:  President

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as their official acts by their respective executive officers, each of whom is duly authorized to execute the same, all as of the date first written above.

                                            HOFFMANN-LA ROCHE INC.


                                            By: /s/ Frederick C. Kentz
                                                --------------------------------
                                                Vice President

                                            ROCHE IMAGE ANALYSIS
                                            SYSTEMS, INC.



                                            By: /s/ Thomas Mac Mahon
                                                --------------------------------
                                                Vice President

                                            AUTOCYTE, INC.




                                            By: /s/ Ernest A. Knesel
                                                --------------------------------
                                                President

                                                                       EXHIBIT C

                     INSTRUMENT OF ASSUMPTION OF LIABILITIES


     This Instrument of Assumption of Liabilities dated November 22, 1996, is made by AutoCyte, Inc., a Delaware corporation ("AutoCyte"), in favor of Roche Image Analysis Systems, Inc., a Delaware corporation ("RIAS"). All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Contribution Agreement dated as of November 22, 1996 between AutoCyte, RIAS and HLR Holdings Inc. (the "Contribution Agreement").

     WHEREAS, pursuant to the Contribution Agreement, RIAS has agreed to convey, transfer, assign and deliver to AutoCyte and AutoCyte has agreed to accept the Contributed Assets;

     WHEREAS, in partial consideration therefor, AutoCyte has agreed to assume certain of the liabilities of RIAS;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AutoCyte hereby agrees as follows:

     1. AutoCyte hereby assumes and agrees to perform, pay and discharge the liabilities, obligations and commitments of RIAS which are described in Section
2.1 of the Contribution Agreement.

     2. Notwithstanding the foregoing, AutoCyte does not hereby assume or agree to perform, pay or discharge, and RIAS shall remain unconditionally liable for, from and after the date hereof, all other liabilities, obligations and commitments, fixed or contingent, of RIAS.

     3. Nothing contained herein shall require AutoCyte to perform, pay or discharge any liability, obligation or commitment expressly assumed by AutoCyte herein so long as AutoCyte in good faith contests or causes to be contested the amount or validity thereof.

     4. It is expressly understood and agreed that all liabilities, obligations and commitments not assumed hereunder by AutoCyte pursuant to Section 1 above shall remain, as between AutoCyte and RIAS, the sole obligation of RIAS and its respective successors and assigns.

     5. AutoCyte, by its execution of this Instrument of Assumption of Liabilities, and RIAS, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of either party under the Contribution Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this instrument.

     IN WITNESS WHEREOF, AutoCyte and RIAS have caused this instrument to be duly executed as of and on the date first above written.

                                            AUTOCYTE, INC.


                                            By: /s/ Ernest A. Knesel
                                            ------------------------------------
                                            Name:  Ernest A. Knesel
                                            Title: President



                                            ROCHE IMAGE ANALYSIS SYSTEMS, INC.


                                            By: /s/ Thomas P. Mac Mahon
                                            ------------------------------------
                                            Name:  Thomas P. Mac Mahon
                                            Title: Vice President

                                                                       EXHIBIT D

                              PALMER AND DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                November 22, 1996



Roche Image Analysis Systems, Inc. and
HLR Holdings Inc.

Gentlemen:

     This opinion is furnished to you pursuant to Section 10.2 of the Contribution Agreement dated as of the date hereof (the "Contribution Agreement") among AutoCyte, Inc., a Delaware corporation (the "Company"), Roche Image Analysis Systems, Inc. ("RIAS") and HLR Holdings Inc. ("HLR"). Terms used but not otherwise defined in this opinion shall have the meanings ascribed to them in the Contribution Agreement.

     We have acted as counsel for the Company in connection with the preparation, execution and delivery of the Contribution Agreement. For purposes of the opinions expressed below, we have examined the originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and the accuracy and completeness of all corporate records made available to us for review. As to various facts material to the opinions set forth herein, we have relied without independent verification upon factual representations made by the Company in the Contribution Agreement, upon certificates of public officials and upon facts certified to us by officers of the Company. Our opinion in paragraph 1 below, insofar as it relates to the legal existence and good standing of the Company, is based solely upon a certificate of legal existence issued by the Secretary of State of Delaware on November 19, 1996.

     Statements herein qualified by the phrase "to our knowledge" or similar phrase refer to the actual knowledge of the individual lawyers in our firm who participated in the negotiation and drafting of the Contribution Agreement, without independent investigation.

     For purposes of the opinions expressed herein, we have assumed that at all relevant times RIAS and HLR had all requisite power and authority and had taken all necessary action to enter into and perform all of their obligations under the Contribution Agreement or such other

November 22, 1996
Page 2


documents, agreements and instruments to which they are a party, and that the Contribution Agreement and each such other document, agreement and instrument was and will continue to be the valid, binding and enforceable obligation of each party thereto, other than the Company.


     This opinion is limited to the laws of the Commonwealth of Massachusetts, the federal laws of the United States of America, and the General Corporation Law statute of the State of Delaware and we express no opinions with respect to the law of any other jurisdiction.

     Based upon and subject to the foregoing, we hereby advise you that, in our opinion, as of the date hereof:

     1. The Company is a corporation duly organized, validly existing and in good corporate standing under the laws of the State of Delaware. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

     2. The Company has all requisite corporate power and authority to enter into the Contribution Agreement and to carry out and perform its obligations under the terms of the Contribution Agreement.

     3. Based solely upon our examination of the Company's Certificate of Amendment of the Company's Certificate of Incorporation as filed with the Secretary of State of Delaware on November 22, 1996 (the "Amended Charter") and stock records, and except for changes contemplated by the Contribution Agreement, the Company is duly authorized to issue 20,500,000 shares of Common Stock, none of which are issued and outstanding, and 9,925,000 shares of Preferred Stock, all of which have been designated as Series A Convertible Preferred Stock, none of which are issued and outstanding. To our knowledge, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock other than rights created by the Contribution Agreement, the Series A Preferred Stock Purchase Agreement, the Rights Agreement, the Stockholders' Agreement, the Amended Charter, and other than as set forth on the Disclosure Schedule attached to the Contribution Agreement. To our knowledge, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof, other than as provided for in the Amended Charter.

     4. The execution and delivery of the Contribution Agreement by the Company and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

November 22, 1996
Page 3


     5. The Contribution Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     6. The issuance, sale and delivery of the Shares by the Company in accordance with the Contribution Agreement have been duly authorized by all necessary corporate action on the part of the Company.

     7. The execution, delivery and performance of the Contribution Agreement by the Company, and the issuance of the Shares will not result in any violation of, or be in conflict with, or constitute a default under, any term of the Company's Amended Charter or By-laws, as the same exist on the date hereof.

     8. To our knowledge, the Company is not in default with respect to any order, writ, injunction or decree specifically naming the Company and known to us of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.


     Our opinions set forth above are subject to the following general qualifications:

          (a) The validity and enforceability of any obligation and the exercise of rights and remedies may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), including, without limitation, the discretion of any court of competent jurisdiction in granting specific performance, injunctive or other equitable relief.

          (b) The enforcement of any rights or remedies is or may be subject to an implied duty on the part of the party seeking to enforce such rights to take action and make determinations on a reasonable basis and in good faith.

          (c) We express no opinion as to prospective waivers of rights to notice or a hearing, or other rights granted by constitution or statute, powers of attorney, provisions purporting to relieve parties of the consequences of their own negligence or misconduct, or provisions purporting to establish evidentiary standards.

          (d) The enforceability of the Contribution Agreement may be limited by general principles of contract law which include (i) the unenforceability of provisions to

November 22, 1996
Page 4

     the effect that provisions therein may only be amended or waived in writing to the extent that an oral agreement modifying such provisions has been entered into, and (ii) the general rule that, where less than all of an agreement is enforceable, the balance is enforceable only when the unenforceable portion is not an essential part of the agreed exchange.

          (e) The validity or enforceability of the indemnification or contribution provisions of the Contribution Agreement may be limited by federal or state securities laws or public policy relating thereto. We express no opinion as to the enforceability of the specific performance provisions included in the Contribution Agreement.

     This opinion is furnished to you solely for your benefit in connection with the Contribution Agreement and may not be relied upon by any other person or entity or for any other purpose without our express, prior written consent.

                                             Very truly yours,

                                             /s/ Palmer & Dodge LLP

                                             PALMER & DODGE LLP